Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 9, 2015--Golden Enterprises, Inc.’s Board of Directors today declared a quarterly dividend of $.03125 per share payable April 29, 2015 to stockholders of record on April 20, 2015.

Golden Enterprises, Inc.’s basic income per share for the thirteen weeks ending February 27, 2015 were a gain of $.02 per share compared to ($.05) loss for the thirteen weeks ending February 28, 2014. The prior year quarter loss was attributed to restructuring charges related to voluntary retirement packages given to qualified employees. Net income this year was $272,523 compared to ($560,853) last year, an increase of $833,376.

Net sales for the quarter were $31.5 million vs. $32.1 million, a decrease of 2%. Net Sales year to date were $97.7 million this year, vs. $100.8 million, last year, a decrease of 3%. While we have experienced a decline in net sales for the quarter, Golden Enterprises continued to see SG&A savings in fuel and salaries costs to offset the decline. The Company continues to focus on profitable revenues through the Golden Flake manufacturing products portfolio.

For the thirty-nine weeks ending February 27, 2015, basic income per share was $.09 per share compared to $.02 per share for the thirty-nine weeks ending February 28, 2014. Earnings year to date are $1,080,476 this year vs. $236,871 last year.

During Q3 2015, Golden Enterprises, upon unanimous approval of the Board of Directors, repurchased 440,875 shares of treasury stock. This transaction was reported by Golden Enterprises by a Form 8-K filed on February 3, 2015.

The following is a summary of net sales and income information for the thirteen weeks and thirty-nine weeks ended February 27, 2015 and February 28, 2014.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 27,	February 28,	February 27,	February 28,
	2015	2014	2015	2014
Net sales	$31,521,659	$32,140,922	$97,676,021	$100,769,083

Income before income taxes	668,815	(906,628)	1,975,596	580,627
Income taxes	396,292	(345,775)	895,120	343,756
Net (loss)/income	$272,523	$(560,853)	$1,080,476	$236,871

Basic income per share	$0.02	$(0.05)	$0.09	$0.02

Net (loss) income w/o Restructure Costs	$272,523	$75,875	$1,080,476	$873,599

Basic income per share w/o Restructure Costs	$0.02	$0 .01	$0.09	$0.07

Basic weighted shares outstanding	11,451,635	11,732,632	11,638,966	11,732,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132